NEWS RELEASE

FOR IMMEDIATE RELEASE                   CONTACT:    Bob Lougee    (508) 870-6771
Friday, November 9, 2001                            Chet Lasell   (508) 870-6617


                   NOTE HOLDER GROUP COMMENCES CHAPTER 11 CASE
                       AGAINST SUBSIDIARY OF ARCH WIRELESS


Westborough, Mass. (November 9, 2001) --- Arch Wireless, Inc. ("AWI"), one of the leading two-way wireless messaging and mobile information providers in the United States, today announced that certain holders of 12 3/4% Senior Notes of Arch Wireless Communications, Inc. ("AWCI") commenced an involuntary case on November 9, 2001 under Chapter 11 of the United States Bankruptcy Code against AWCI, a wholly owned subsidiary of Arch Wireless, Inc. AWCI does not operate any of the networks that provide service to Arch's customers and has no employees. AWCI has until November 29, 2001 to respond to the filing of this involuntary proceeding and is currently evaluating its legal options. As previously announced, Arch Wireless, Inc. is evaluating its restructuring alternatives for AWI, AWCI and its operating subsidiaries, which could include voluntary bankruptcy filings.

No bankruptcy action has been commenced against Arch Wireless, Inc. or any of the operating companies that provide services to Arch's customers. Arch intends for its operating subsidiaries to continue to provide uninterrupted service to their customers and otherwise continue to operate in the ordinary course of business.

ABOUT ARCH WIRELESS
Arch Wireless Inc. (OTCBB: ARCH), headquartered in Westborough, Mass., is a leading two-way wireless Internet messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services, including wireless e-mail, two-way mobile data and paging. It provides wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and the Caribbean. Additional information on Arch is available on the Internet at www.arch.com.


                                      # # #